Exhibit 99.102(m)(4)(b)

SCHEDULE I

To the Shareholder Servicing Plan dated June 5, 1995 of The Victory Portfolios

1.	Balanced Fund, Class A Shares
2.	Core Bond Index Fund Class A Shares
3.	Diversified Stock Fund, Class A Shares
4.	Dividend Growth Fund, Class A Shares
5.	Established Value Fund, Class A Shares
6.	Fund for Income, Class A Shares
7.	Global Equity Fund, Class A Shares
8.	International Fund, Class A
9.	International Select Fund, Class A
10.	Investment Grade Convertible Fund, Class A
11.	Large Cap Growth Fund, Class A Shares
12.	National Municipal Bond Fund, Class A Shares
13.	Ohio Municipal Bond Fund, Class A Shares
14.	Small Company Opportunity Fund, Class A Shares
15.	Special Value Fund, Class A Shares
16.	Stock Index Fund, Class A* and Class R Shares

As of October 24, 2012

THE VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo, II
Michael D. Policarpo, II
Senior Managing Director

*              Effective March 1, 2004, Class A shares of the Stock Index Fund bear a maximum of 0.15% shareholder servicing fee.